Exhibit 99.1

CITI TRENDS ANNOUNCES RECORD FIRST QUARTER RESULTS

First quarter 2009 net income of $7.9 million compared with $5.2 million last year

First quarter sales increased 18.3%; comparable store sales increased 7.4%

SAVANNAH, GA (May 20, 2009) — Citi Trends, Inc. (NASDAQ: CTRN) today reported record first quarter sales and earnings.

Financial Highlights — First quarter ended May 2, 2009

Total sales in the first quarter ended May 2, 2009 increased 18.3% to $143.1 million compared with $121.0 million in the first quarter ended May 3, 2008.  Comparable store sales increased 7.4% in the first quarter.  Net income was $7.9 million compared with $5.2 million in last year’s first quarter.  Earnings per diluted share increased to $0.54 in the first quarter of 2009 compared with $0.36 in the first quarter of 2008.

Earnings in the first quarter of 2009 benefited from the 7.4% increase in comparable store sales, together with a higher gross margin that was a result of lower freight costs as a percentage of sales, continued efforts to reduce inventory shrinkage, a slightly higher initial merchandise mark-up, and lower markdowns due to tight inventory control.

The Company opened 8 stores and relocated or expanded 4 others in the first quarter of 2009, reaching a total store count of 365 at the end of the quarter.

Fiscal 2009 Outlook

The Company is raising its 2009 earnings estimate to approximately $1.33 per diluted share which includes an anticipated 2009 comparable store sales increase of approximately 3%.  For the year, the Company expects to increase selling square footage by at least 15%.  The effective tax rate for 2009 is estimated to be in a range of 34% to 35%.  The earnings estimate includes the first quarter impact of an unrealized loss of $728,000, or $0.03 per diluted share, related to the valuation of the Company’s investments in auction rate securities.  In addition, the estimate reflects a negative impact of $0.03 per diluted share associated with the adoption of FASB Staff Position EITF 03-6-1 as it relates to the allocation of earnings per share to nonvested shares of restricted stock.

The Company reminds investors of the complexity of accurately assessing future results given the difficulty in predicting fashion trends, consumer preferences and general economic conditions and the impact of other business variables.  See “Forward-Looking Statements” below for more information regarding these uncertainties.

Investor Conference Call and Webcast

Citi Trends will host a conference call today at 5:00 p.m. ET.  The number to call for the live interactive teleconference is (212) 231-2900.  A replay of the conference call will be available until May 27, 2009, by dialing (402) 977-9140 and entering the passcode, 21422427#.  The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s

104 Coleman Blvd., Savannah, Ga 31408 • (912) 236-1561 • Fax (912) 443-3674

website, www.cititrends.com, as well as http://ir.cititrends.com/events.cfm, beginning today at 5:00 p.m. ET.  The online replay will follow shortly after the call and continue through May 27, 2009.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends.  The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 365 stores located in 22 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarterly financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.  Actual results or developments may differ materially from those included in the forward-looking statements, as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Bruce Smith	David Alexander
	Chief Financial Officer	President and Chief Executive Officer
	(912) 443-2075	(912) 443-3924

CITI TRENDS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 2, 2009	May 3, 2008
	(unaudited)	(unaudited)
Net sales	$143,097	$120,996
Cost of sales	85,909	74,233
Gross profit	57,188	46,763
Selling, general and administrative expenses	40,133	36,241
Depreciation and amortization	4,373	3,703
Income from operations	12,682	6,819
Interest income	139	868
Interest expense	(41)	(87)
Unrealized loss on auction rate securities	(728)	—
Income before income tax expense	12,052	7,600
Income tax expense	4,123	2,432
Net income	$7,929	$5,168

Basic net income per common share	$0.54	$0.36
Diluted net income per common share	$0.54	$0.36

Net income attributable to common stockholders (1)	$7,780	$5,127

Weighted average shares used to compute basic net income per share	14,318	14,048
Weighted average shares used to compute diluted net income per share	14,339	14,217

(1) Net of income allocated to nonvested restricted stockholders

CITI TRENDS, INC.

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands)

	May 2, 2009	May 3, 2008
	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$44,672	$4,697
Inventory	84,613	83,258
Other current assets	12,227	10,434
Property and equipment, net	58,413	55,555
Investment securities - noncurrent	43,097	53,720
Other noncurrent assets	4,768	5,898
Total assets	$247,790	$213,562

Liabilities and Stockholders’ Equity:
Accounts payable	$47,899	$42,221
Accrued liabilities	17,339	14,249
Other current liabilities	6,568	6,279
Noncurrent liabilities	9,049	8,156
Total liabilities	80,855	70,905

Total stockholders’ equity	166,935	142,657
Total liabilities and stockholders’ equity	$247,790	$213,562